Exhibit 99.1

PRESS RELEASE

For Immediate Release

BANK OF THE CAROLINAS CORPORATION REPORTS

FIRST QUARTER FINANCIAL RESULTS

MOCKSVILLE, NORTH CAROLINA, May 10, 2011 - Bank of the Carolinas Corporation (Nasdaq: BCAR) today reported financial results for the three-month period ended March 31, 2011.

For the three-month period ended March 31, 2011, the Company reported a net loss available to common shareholders of $3.4 million as compared to a net loss of $2.5 million for the fourth quarter of 2010 and a net loss of $462 thousand for the first quarter of 2010. The net loss per diluted common share was $0.88 for the first quarter of 2011 compared with a net loss per share of $0.65 for the fourth quarter of 2010 and a net loss per share of $0.12 for the first quarter of 2010.

First quarter results were negatively impacted by the provision for loan losses and by a valuation allowance on deferred tax assets. The provision for loan losses increased to $2.3 million in the first quarter of 2011 as compared to $916,000 in the first quarter of 2010. While this was a substantial increase over the prior year period this was a decrease from the 2010 fourth quarter amount of $3.6 million. Additionally, the Company provided for a valuation allowance of $1.7 million on deferred tax assets in the first quarter of 2011 which resulted in the Company having tax expense of $996,000 in the first quarter versus a tax benefit of $200,000 in the comparable quarter of 2010.

The Company’s net interest margin decreased slightly to 3.02% in the first quarter of 2011 down from 3.12% in the previous quarter and down from 3.17% in the first quarter in 2010. The margin compression was driven by an increase in nonperforming loans. Cost saving initiatives implemented in the second half of 2010 resulted in a decrease in noninterest expenses of $312 thousand or 7.4% in the first quarter of 2011 versus the first quarter of 2010.

As of March 31, 2011, the Company’s nonperforming assets totaled $37.2 million and amounted to 6.93% of total assets as compared to $33.0 million or 6.17% of total assets as of the previous quarter end and compared to $20.8 million, or 3.64% of total assets as of March 31, 2010. The allowance for loan losses increased to 2.31% of total loans as of March 31, 2011. Net loan charge-offs amounted to $894 thousand for the first quarter of 2011, a decrease from $3.1 million in the fourth quarter of 2010 and $2.0 million in the first quarter of 2010.

Total assets at March 31, 2011 amounted to $537.1 million, a decrease of 5.9% when compared to $570.7 million as of March 31, 2010. Loans totaled $359.6 million at March 31, 2011, a decline of 5.6% from a year earlier, and deposits fell 4.8% over the prior year to $423.7 million.

The Company’s capital ratios continue to exceed the regulatory requirements of “well capitalized”, with a Tier 1 leverage ratio of 7.20% and a total capital to risk-weighted assets ratio of 11.06% as of March 31, 2011.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland,

Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is traded on the NASDAQ Global Market under the symbol “BCAR”.

For further information contact:

Eric E. Rhodes

Executive Vice President and Chief Financial Officer

Bank of the Carolinas Corporation

(336) 998-1799 x 2231

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	March 31,
	2011	2010

Assets:
Cash and due from banks, noninterest-bearing	$4,174	$20,318
Temporary investments	19,193	33,904
Investment securities	116,879	95,674
Loans	359,561	380,890
Less, allowance for loan losses	(8,314)	(7,050)

Total loans, net	351,247	373,840
Premises and equipment, net	12,859	13,767
Other real estate owned	9,375	9,023
Bank owned life insurance	10,460	10,099

Other assets	12,871	14,093

Total Assets	$537,058	$570,718

Liabilities:
Noninterest bearing demand deposits	$36,411	$37,448
Interest-checking deposits	35,221	34,697
Savings and money market deposits	110,401	180,554
Time deposits	241,706	192,424

Total deposits	423,739	445,123
Securities sold under repurchase agreements	45,458	45,914
Federal Home Loan Bank advances	20,000	25,000
Subordinated debt	7,855	7,855

Other liabilities	1,819	1,921

Total Liabilities	498,871	525,813

Shareholders’ Equity:
Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(923)	(1,183)
Common stock, $5 par value per share	19,486	19,486
Additional paid-in capital	12,984	12,985
Retained earnings (loss)	(6,715)	(162)
Accumulated other comprehensive income	176	600

Total Shareholders’ Equity	38,187	44,905

Total Liabilities and Shareholders’ Equity	$537,058	$570,718

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,897,174	3,897,174

Book value per common share	$6.42	$8.14

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Interest income
Interest and fees on loans	$4,650	$5,383
Interest on securities	754	934
Other interest income	11	17

Total interest income	5,415	6,334

Interest expense
Interest on deposits	1,154	1,449
Interest on borrowed funds	613	672

Total interest expense	1,767	2,121

Net interest income	3,648	4,213
Provision for loan losses	2,345	916

Net interest income after provision for loan losses	1,303	3,297

Noninterest income
Customer service fees	305	315
Increase in value of bank owned life insurance	89	89
Gains on investment securities	0	96
Other income (loss)	8	3

Total non-interest income	402	503

Noninterest expense
Salaries and benefits	1,586	1,915
Occupancy and equipment	542	595
FDIC insurance assessments	270	299
Data processing services	212	206
Valuation provisions and net operating costs associated with foreclosed real estate	250	369
Other	1,063	851

Total non-interest expense	3,923	4,235

Income (loss) before income taxes	(2,218)	(435)
Provision for Income taxes	996	(200)

Net income (loss)	(3,214)	(235)
Dividends and accretion on preferred stock	(232)	(227)

Net income (loss) available to common shareholders	(3,446)	(462)

Earnings (loss) per common share:
Basic	$(0.88)	$(0.12)

Diluted	$(0.88)	$(0.12)

Weighted Average Common Shares Outstanding:
Basic	3,897,174	3,897,174
Diluted	3,897,174	3,897,174

Bank of the Carolinas Corporation

Other Financial Data

(In Thousands Except Share Data)

(Unaudited)

	As of or for the three months ended March 31,
	2011	2010	Change*
Average balance sheet data
Average loans	$364,522	$385,847	(5.53)%
Average earning assets	489,314	539,093	(9.23)
Average total assets	540,531	586,301	(7.81)
Average common shareholders’ equity	28,592	32,398	(11.75)
Average total shareholders’ equity	41,771	45,577	(8.35)

Period-end balance sheet data:
Total loans	$359,561	$380,890	(5.60)%
Allowance for loan losses	(8,314)	(7,050)	17.93
Total assets	537,058	570,718	(5.90)
Total deposits	423,739	445,123	(4.80)
Common shareholders’ equity	25,008	31,726	(21.18)
Total shareholders’ equity	38,187	44,905	(14.96)

Asset quality indicators
Net loan charge-offs	$894	$2,033	n/m	%
Total nonperforming loans	27,860	11,732	137.47
Total nonperforming assets	37,235	20,754	79.41

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	0.99%	2.14%	(114	)BP
Nonperforming loans to total loans	7.75	3.08	467
Nonperforming assets to total assets	6.93	3.64	330
Nonperforming assets to loan-related assets	10.09	5.32	477
Allowance for loan losses to total loans	2.31	1.85	46

Financial ratios
Return on average assets **	(2.41)%	(0.16)%	(225	)BP
Return on average common shareholders’ equity **	(48.88)	(5.78)	(4,310)
Net interest margin **	3.02	3.17	(15)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.88)	$(0.12)	(645.89)%
Diluted earnings (loss) per common share	(0.88)	(0.12)	(645.89)
Book value per common share	6.42	8.14	(21.18)

*	BP denotes basis points.
**	ratio annualized.